EXHIBIT 10.37

September 20, 2007

Kevin A. Werner

[Address]

Dear Kevin,

On behalf of VeriSign, Inc. (“VeriSign”) I am pleased to offer you a regular full-time position of Senior Vice President, Corporate Development and Strategy reporting to Bill Roper, President and CEO. The details of the offer are as follows:

1. Annual Salary: $ 350, 000 (paid in bi-weekly installments)

2. Stock Options and Restricted Stock Units:

(i) Stock Options: I will recommend to the VeriSign, Inc. Board of Directors (the “Board”) that you be granted nonqualified stock options to purchase 90,000 shares of Common Stock of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding Stock Option Agreement. The exercise price of the options will be based on the fair market value on the date of grant. You will be eligible to exercise up to twenty-five percent (25%) of your total shares one year from the date of grant, provided that you are employed by VeriSign or one of its subsidiaries at that time. Each subsequent quarter (3 months) an additional 6.25% of your total shares will become eligible to exercise provided that you are employed by VeriSign or one of its subsidiaries.

(ii) Performance Vesting RSU’s: Additionally, I will recommend to the Board that you be granted 30,000 performance vesting restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding Performance Based Restricted Stock Unit Agreement (the “Performance RSU Agreement”). If the performance criterion specified in the Performance RSU Agreement is achieved one hundred percent (100%) of this RSU award will vest on the third year anniversary of the date of grant, provided that you are employed by VeriSign or one of its subsidiaries at that time. If the performance criterion is not achieved then fifty percent (50%) of the RSU award vests on the fourth anniversary of the date of grant, provided that you are employed by VeriSign or one of its subsidiaries at that time, and the remaining fifty percent (50%) of the RSU award will be forfeited. We recommend that you consult with your tax advisor regarding tax treatment of restricted stock units and stock options.

(iii) Time Vesting RSU’s: Additionally, I will recommend to the Board that you be granted 10,000 time vesting restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding Restricted Stock Unit Agreement. This award will fully vest over a period of four years from the date of the award with 25% vesting on each annual anniversary of the grant date provided that you are employed by VeriSign, Inc. or one of its direct or indirect subsidiaries at that time.

3. Annual Bonus: You are eligible to participate in the 2007 VeriSign Performance Plan bonus program (the “2007 Bonus Plan”). Your target bonus percentage for the 2007 Bonus Plan is 60% of your base salary. You will be eligible to receive up to your full target bonus (not a pro rated amount) for 2007, subject to your achievement of performance goals as outlined by VeriSign’s CEO and to the terms and conditions of the VeriSign Performance Plan policy which is accessible via the VeriSign intranet.

4. Benefits: Your medical and insurance benefits will be commensurate with those of other employees. New employees receive 18 days of paid time off per year. VeriSign also observes 11 paid holidays per year. Please Note: Your benefits information for 2007 will be mailed to your home shortly after your date of hire.

5. Relocation: You and VeriSign agree that you will not be relocating from the San Diego area upon the commencement of your employment with VeriSign but rather you agree to travel as needed. If you agree to relocate at VeriSign’s request at a later date then you will be provided with the following Relocation Package in connection with your relocation from the San Diego area:

(i)	Reimbursement of all reasonable and customary costs that you incur in connection with selling your primary residence, including without limitation any real estate broker’s commission up to six percent (6%) of the selling price of the residence, any applicable transfer taxes, and inspections;

(ii)	Reimbursement of all reasonable and customary costs that you incur in connection with purchasing a new home, including without limitation title search costs, document preparation fees, escrow and closing fees, recording fees, loan origination fees, points (if any) and reasonable real estate attorney’s fees;

(iii)	Reimbursement of all reasonable and customary costs that you incur in connection with packing, moving and unpacking household goods and two automobiles;

(iv)	Two (2) round-trip economy class airfare tickets for your spouse to travel to the new location on house-hunting trips;

(v)	One way economy class airfare for you, your spouse, your children and your pets to relocate to the new location;

(vi)	a temporary residence (Oakwood type housing or equivalent) in the new location for up to twenty-four (24) months pending either the sale of your current home or your purchasing and moving into a new home;

(vii)	a $3,000 per month allowance if you purchase a home in the new location and move out of the temporary housing referenced above, such monthly allowance to be paid to you until the earlier of (a) the sale of your primary residence in the San Diego area or (b) the twenty-fourth (24th) month after the date that VeriSign’s Chief Executive Officer directs you to commence the relocation process (the “Relocation Commencement Date”); and

(viii)	Seventy-five percent (75%) of the “Home Sale Shortfall” (defined below), if any and if incurred within twenty-four (24) months of the Relocation Commencement Date.

If you agree to relocate and your primary residence is not sold within the first ninety (90) days of being on the market for sale (the “Initial Marketing Period”) then you agree to have two appraisals of the residence performed by independent and qualified appraisers based in the San Diego area. If the higher of those two appraisal values exceeds the lower appraisal value by five percent (5%) or less of the higher appraisal value then those two appraisal values will be averaged to determine the “Target Home Sale Price.” However, if the higher of those two appraisal values exceeds the lower appraisal value by more than five percent (5%) of the higher appraisal value then you will have a third appraisal conducted by a third independent and qualified appraiser based in the San Diego area and the two highest appraisal values of the three appraisals referenced above will be averaged to determine the “Target Home Sale Price.”

If your home is not sold during the Initial Marketing Period you will continue to market it for sale during a subsequent “Additional Marketing Period” which will extend until the second year anniversary of the Relocation Commencement Date. If your home is sold during the Additional Marketing Period for less than the Target Home Sale Price then the difference between the Target Home Sale Price and the actual sale price of the home will be deemed the “Home Sale Shortfall” and VeriSign will pay you a percentage of the Home Sale Shortfall as specified above at Section 5(viii) of this letter. For the purpose of clarification, if you sell your current home for less than the Target Home Sale Price after the second year anniversary of the Relocation Commencement Date, then VeriSign will have no obligation to pay you any portion of the Home Sale Shortfall.

All of the components of the Relocation Package described above in this Section 5 will be entitled to a tax “gross-up” for any imputed income required to be recognized with respect to such relocation package so that the economic effect to you is the same as if all components of the Relocation Package were provided to you on a non-taxable basis (the “Relocation Gross-Up”). The Relocation Gross-Up, or components thereof if reimbursed at different times, will be paid to you by not later than the end of your taxable year next following the taxable year in which such taxes relating to the Relocation Package (or components thereof) are remitted to the relevant taxing authority.

For the purpose of clarification, any business related expenses that you incur in connection with your employment with VeriSign, including travel to the new location before you relocate there if you agree to relocate, will be reimbursable subject to the terms and conditions of VeriSign’s travel and expense reimbursement policy in effect at the time the expense is incurred.

6. Change in Control: In the event of a “Termination Upon Change-in-Control” as defined in the form Change-In-Control And Retention Agreement approved by the Compensation Committee of the Board on August 24, 2007 (the “CIC Agreement”) you shall receive: (i) acceleration of vesting of all unvested and outstanding Equity Awards (defined in the CIC Agreement), subject to the terms and conditions of the CIC Agreement, and (ii) a cash severance comprised of a pro rata target bonus for the fiscal year in which the Termination Upon Change-in-Control occurs and a lump sum payment equal to twelve months of annual base salary plus a bonus, all as defined in and subject to the terms and conditions of the CIC agreement.

7. Taxes: All payments stated in this letter will be subject to applicable tax withholdings and other legally required deductions.

8. Contingencies: This offer is conditional upon your signing VeriSign’s Assignment of Invention, Nondisclosure And Nonsolicitation Agreement and upon successful clearance of your background check. It is also conditional upon your providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service. You should not take any action in reliance on this conditional offer letter before VeriSign confirms for you in writing that all of the conditions set forth above have been satisfied.

9. At-Will Employment: This offer is for employment on an at will basis, which means that this relationship can be terminated at any time by either party either with or without cause.

To accept this offer, please sign below and return the original offer letter plus the additional enclosed documents in the return envelope and keep a copy of the offer letter for your records. This offer will expire on the 28 of September 2007. Please contact Anne-Marie Law at 650-996-6828, if you have any questions. We hope you will join our team and help to contribute to our goal!

Sincerely,

/s/ CHRIS BEDI
Chris Bedi
Vice President, Human Resources Operations

Accepted:	/s/ KEVIN A. WERNER
(Signature)

Date: 21 SEPTEMBER 2007

Start Date: 24 SEPTEMBER 2007

3